Exhibit 23.3

Building 27, The Woodlands	T +27 11 798 4300
Office Park, Woodlands Drive
Woodmead 2148, Johannesburg
South Africa	www.erm.com

Critical Metals Corp (the “Company”) c/- Maples Corporate Services (BVI) Limited Kingston Chambers, PO Box 173, Road Town Tortola, British Virgin Islands	DATE
26th March 2024

CSA Global South Africa (Pty) Limited (“CSA”), an ERM group company, is the authoring firm of the report titled “S-K 1300 Technical Report Summary” dated 27th April 2023, effective date 5th December 2022, regarding the mining property known as the Wolfsberg Lithium Project (the “Project”), which was prepared in accordance the United States Securities and Exchange Commission (“SEC”) S-K regulations (Title 17, Part 229, Items 601 and 1300 to 1305) for the Company (the “Expert Report”).

CSA understands that the Company wishes to refer to CSA’s name and the Expert Report in its Registration Statement on Form F-1 (the “Form F-1”) to be prepared and filed by the Company. CSA further understands that the Company wishes to incorporate by reference extracts and/or information from the Expert Report in the Form F-1 related to the Project. CSA has been provided with a copy of Form F-1 and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Registration Statement, CSA does hereby consent to:

●	the use of, and references to, its name in the Form F-1;

●	the use of, and references to, the Expert Report in the Form F-1; and

●	the use of, in the Form F-1, extracts and information from the Expert Report or portions thereof,

(collectively, the “Undersigned’s Information”).

CSA confirms that where its work involved a Mineral Resource or Mineral Reserve estimate, such estimates comply with the requirements for Mineral Resource and Mineral Reserve estimation under Subpart 1300 of Regulation S-K promulgated by the SEC.

CSA also confirms that its representatives have read the disclosure in the Registration Statement that relate to the Undersigned’s Information and the Project, and CSA confirms that the disclosure included in the Form F-1 does not contain a misrepresentation.

For and on behalf CSA

By:	/s/ Graham Jeffress
Name:	Graham Jeffress
Title:	Partner, Service Lead – Sustainable Mining Services

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